233 South Wacker Drive, Suite 4900
Chicago, IL 60606-6303
telephone +1 (312)496 1200
www.heidrick.com

April 25, 2022
Private & Confidential

Michael Cullen
Address on file with the Company

Dear Michael:

Thank you for your many contributions as Chief Operating Office of Heidrick and Struggles. As you are currently a Named Executive Officer (“NEO”) of the Company, your Employment Agreement dated February 6, 2019 will remain in effect through May 31, 2022. The following letters serves to outline your compensation and employment terms upon your return to a commercial facing role as of the effective date noted below.

1.Effective Date. These terms of employment are effective June 1, 2022 (the “Effective Date”).

2.Title and Duties. Your title will be Partner & Special Advisor and you will report to the Chief Executive Officer.

3.Base Salary. In 2022, your monthly base salary will remain at USD $54,166.67 ($650,000 annually). Effective January 1, 2023, your monthly base salary will be USD $ $33,333.33 ($400,000 annually).

4.Benefits. You will be eligible to participate in the Company’s benefits programs at the same level as other Executive Search Partners.

5. 2022 Compensation: You will continue to be eligible for a target bonus of $650,000 and will continue to participate in the MIP based upon the 2022 financial goals approved by the Human Resources and Compensation Committee of the Board of Directors (the “HRCC”). For the period of January 1 – May 31, 2022, your non-financial goals will remain as approved by the HRCC. For the period from June 1, 2022 to December 31, 2022, your non-financial goals will be agreed separately based upon transition and other special advisor based goals. Your eligibility is subject to your continued employment with the Company and pursuant to the terms of the MIP and the Company’s Incentive Plan, as amended from time to time. The bonus is discretionary and is not earned until approved by HRCC. Bonuses are only payable if you are employed by the Company on the date such bonus is paid, except at the sole discretion of management.

6. 2023 Compensation: Effective January 1, 2023, you will be eligible to participate in the Company’s compensation programs consistent with other Executive Search Partners.

a.2023 Minimum Bonus. Your bonus awarded for 2023 will be no less than $1,400,000 USD, less deductions required by law, payable in March 2024.
b.2023 Equity Award. You will receive a one-time award of Restricted Stock Units (“RSUs”) when annual awards are provided to employees of the Company in March 2023. The RSU award will have a grant date target value of $300,000.

The minimum bonus detailed above in 6.a may be subject to certain repayment obligations based on your decision to leave Heidrick, or improper conduct during your employment, as described in Paragraph 11 below.

7.Additional employment changes: As of the Effective date and in connection with no longer being an Named Executive Officer of the Company, you will no longer be eligible for: a) ongoing consideration for annual Equity Incentive Awards, except for the one-time award detailed in 6.b.; b) eligibility under the Management Severance Pay Plan; c) eligibility under the Change in Control Severance Plan. For confirmation, you will continue to have eligibility under the Company’s U.S. Severance Pay Plan.

8.Confidentiality and Post-Employment Obligations. As a condition of this Agreement, and in consideration for any additional compensation awarded to you pursuant to Paragraph 6 you agree to be bound by the obligations and restraints set out in the Consultant Business Protection Agreement, attached hereto as Exhibit A and incorporated by reference. You agree and acknowledge that the limited restrictions set forth in the Consultant Business Protection Agreement are reasonable in scope, and necessary to protect the Company’s legitimate business interests, confidential information, client relationships, talent development and strategic investments in the same.

9.Employment Policies. In addition to this Agreement, your employment shall be governed by the Company’s policies, including but not limited to the Company’s Code of Ethics, the Global Company Handbook and the U.S. Company Handbook Schedule. The Company’s policies and programs are reviewed from time to time and may be modified, amended, or terminated at any time at its sole and absolute discretion. You agree to study the relevant policies and keep yourself apprised of any updates or new versions.

10.Representations. You have advised the Company that the terms of this Agreement do not and will not violate any agreement binding on you or the rights of any third parties, including any restrictive covenant with any former employer. You further represent that you have not and will not offer or provide to the Company, its employees and its clients anyone else’s proprietary or confidential information and/or trade secrets.

In making this offer, the Company has reasonably relied on these material representations. If any representation made by you is not accurate, you understand and agree that the Company will not have any obligation to you under this Agreement or any other offer of employment.

11.Repayment Obligations. As mentioned, pursuant to Paragraph 6, the payment specified in Paragraph 6.a. may be subject to certain repayment obligations. Should you resign from Heidrick for any reason or be terminated for Cause within two years of the date such payment is made to you, you agree to reimburse Heidrick the amount of such payment, reduced on a pro-rated basis by one twenty-fourth (1/24th) per full month for the date of payment within thirty (30) business days following your termination date. In the event such payment was made to you in lieu of a bonus award under the Company’s bonus programs, only the amount by which the payment exceeds your bonus shall be subject to repayment. Nothing in this Paragraph 11 shall affect the applicability of the Heidrick & Struggles International, Inc. Clawback Policy with respect to any incentive awards (cash or equity) granted to you under Paragraphs 5 and 6 of this Agreement, pursuant to the terms of such Policy.

For purposes of this Paragraph, the term “Cause” shall mean any of the following: (i) acts or omissions constituting dishonesty, fraud, intentional breach of fiduciary obligation, or intentional wrongdoing or malfeasance; (ii) your indictment or plea of nolo contendere to a crime constituting either a felony, or a misdemeanor involving moral turpitude; (iii) your material violation or breach of this agreement; (iv) unauthorized use or disclosure of proprietary information, Confidential Information, and/or trade secrets; (v) conduct causing demonstrable injury to the Company or its reputation; (vi) failure or refusal to perform your duties reasonably required, to meet goals reasonably established, or to abide by the Company’s policies, and continuation after receipt of notice from the Company; (vii) usurpation and/or failure to disclose or provide to the Company any business opportunity within the areas of service the Company provides; or (viii) habitual or gross use of alcohol or controlled substances which interferes with the performance of your duties and obligations.

12.Other Legal Matters. You will be an “employee at will” of the Company, meaning that either party may terminate the employment relationship at any time for any reason. The Company retains the right to vary your employment terms, job title and job responsibilities and other terms and conditions at any time for any lawful reason.

You and the Company hereby waive the right to a trial by jury.

This offer of employment contains our entire understanding and can be amended only in writing and signed by you and an authorized member of Human Resources. Except as explicitly set forth herein, this agreement supersedes any other employment agreements, arrangements or representations made to or relied upon by you. You specifically acknowledge that no promises or commitments have been made to you that are not set forth in this letter.

YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE FULLY READ, UNDERSTOOD AND VOLUNTARILY ENTER INTO THIS AGREEMENT. YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF YOUR CHOICE BEFORE SIGNING THIS AGREEMENT.

Mike, thank you again for your past and ongoing contributions to the firm.

Sincerely yours,

/s/ Krishnan Rajagopalan
Krishnan Rajagopalan
Chief Executive Officer

I have read and understand the above and agree to be bound by this letter agreement.

/s/ Michael Cullen April 25, 2022
Michael Cullen Date

Exhibit A
Heidrick & Struggles
Consultant Business Protection Agreement

PURPOSE
As a Consultant for Heidrick & Struggles, you will be given access to the Heidrick Platform – several proprietary and protectable assets of Heidrick & Struggles, its subsidiaries and related companies, their collective candidates and clients – which we hope and expect will benefit greatly in your performance on behalf of Heidrick and in service of Heidrick clients. The Heidrick Platform is described in greater detail in the Company’s policies, including but not limited to the Global Company Handbook. You are given access to the Heidrick Platform because of your employment by Heidrick & Struggles, in exchange for the consideration described below, and expressly conditioned upon your agreement to protect the information and assets from unauthorized use, disclosure or transfer, in accordance with the promises and representations below.

In exchange for the considerations in 6.a. you agree to the following to protect Heidrick & Struggles’ legitimate business interests in the form of the Heidrick Platform, Confidential Information, client relationships, and strategic investments in the development of the same:

CONFIDENTIAL INFORMATION
1.Your access to the Heidrick Platform is contingent on your promise to protect Confidential Information from disclosure, and only to use it for the benefit of Heidrick & Struggles. During your employment and indefinitely thereafter, you shall not directly or indirectly, in whole or in part, use, disclose or transfer any files, documents, or other forms of trade secrets or Confidential Information concerning the affairs of Heidrick & Struggles. Confidential Information is defined in the Company’s policies, including but not limited to the Global Workplace Guidelines.
2.Notwithstanding these restrictions, you may disclose such information as is required by law during any legal proceeding or to your personal representatives and professional advisers. In the case of disclosure to professional advisors, you are required to and take all reasonable steps to ensure that such professional advisers do not disclose the existence or substance thereof.

COMPANY PROPERTY
3.You agree that all property supplied by Heidrick to you or created by you with Heidrick & Struggles’ property or as a result of your employment by Heidrick (including, but not limited to, personal computers, printers, personally created databases, and software packages and all copies thereof) is Heidrick property and will remain Heidrick property unless and until otherwise mutually agreed upon in writing by Heidrick.

TERMINATION
4.Upon your separation from Heidrick, you agree to immediately return and deliver to Heidrick & Struggles all of its property. This includes all Company property described above in Paragraph 3, as well as any electronic files, copies, or papers containing Confidential Information. You hereby acknowledge and agree that your failure to do so may be materially injurious to Heidrick & Struggles.
5.You also agree to immediately delete, destroy, and/or disable any email, “cloud” or other remote storage accounts which contain any electronic copies of and/or data reflecting any Confidential Information, unless Heidrick & Struggles in writing directs you to preserve such information, or unless otherwise required by law.

POST-EMPLOYMENT RESTRICTIONS
6.During your employment with Heidrick & Struggles and for a period of twelve (12) months after your employment ends for any reason, you shall not:

a.Directly or indirectly, solicit, accept business from, or do business with – or assist others in the same – with any client for whom you provided services or solicited for business with Heidrick & Struggles during the last twelve (12) months of your employment.
b.Directly or indirectly solicit, influence, or induce any candidate placed by the Company, with your involvement or direct input in the twelve (12) months immediately preceding termination of your employment, not to commence employment with, or to leave the employment of that client with whom the candidate was placed.
c.Directly or indirectly solicit or hire any employee of Heidrick & Struggles with whom you worked during your employment, or any individual who possesses Confidential Information into any position, engagement or assignment where such Confidential Information may be relevant.
7.During your employment with Heidrick & Struggles and for a period of three (3) months after your employment ends for any reason, you shall not directly or indirectly solicit, influence, or induce any candidate introduced by the Company, with your involvement or direct input who is under active consideration for employment by such client, not to commence employment with that client.

The scope of these restrictions shall be the United States. In the event of a violation of this Business Protection Agreement, Heidrick & Struggles shall have the full right to seek injunctive relief, in addition to any other existing rights provided in this Agreement or by operation of law. You agree that in the event of any violation, you shall reimburse Heidrick & Struggles for all costs and damages incurred by Heidrick & Struggles including not limited to, damages, lost profits, court costs and reasonable attorneys’ fees.